                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)        OCTOBER 22, 1996
                                                  --------------------------


                              MICROLYTICS, INC.
--------------------------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         DELAWARE                      0-16069                  41-1464586
-------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION          (COMMISSION             (IRS EMPLOYER
     OF INCORPORATION)                FILE NUMBER)          IDENTIFICATION NO.)


TWO TOBEY VILLAGE OFFICE PARK, PITTSFORD, NEW YORK                14534
-------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)


Registrant's telephone number, including area code        716 248-9150
                                                   ----------------------------


                             SELECTRONICS, INC.
-------------------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS

       The Company has been named as a defendant in an action brought in the Federal District Court for the Southern District of New York by Unterberg Harris Private Equity Partners LP, a venture capital firm in New York City for alleged securities fraud and breach of contract in connection with Unterberg's purchase of $2.5 million of the Company's securities in June of 1995. Xerox Corporation's Venture Capital division and certain of the Company's former Officers and Directors, Messrs. Haythorn and Riley, have also been sued for alleged violations of federal securities laws, breach of fiduciary duty, common law fraud and misrepresentation in connection with the same investment.

       The Complaint, which was served on the Company on October 22, 1996, seeks recovery from the defendants of Unterberg Harris' investment and punitive damages of $5 million. Central to all of the claims is an alleged scheme to deceive Unterberg Harris about the Company's true financial condition: Mr. Haythorn's self-professed gambling addiction and the non-disclosure of this addiction by Riley and Xerox who are alleged to have known of the addiction at the time they sponsored Mr. Haythorn's employment by the Company as its Chief Executive Officer in 1993 and acted thereafter to covering this debilitating addiction; and an alleged scheme to induce Unterberg Harris to make an investment in order to repay monies advanced by Xerox Venture Capital to both the Company and Haythorn and undisclosed borrowings by Haythorn from the Company. Xerox Corporation is alleged to be a controlling shareholder of the Company's Common Stock at the time of the alleged violations.

       The Company has not yet had an opportunity to review either the Complaint or the underlying facts in detail, but expects that if the allegations are true, it will "claim over" against Xerox and Messrs. Haythorn and Riley for any liability it might have to Unterberg Harris and, in addition, the Company may seek independent recovery from those other defendants for damage to the Company arising out of their alleged activities.

       The Company is filing with the Securities and Exchange Commission to terminate its registration under the Securities Exchange Act of 1934. The effect of such a termination, if granted, would be a cessation of its obligation to file quarterly and Annual Reports; limitation of future trading to the "Pink Sheets" (an inter dealer quotation publication) provided that the Company otherwise publicly disseminates the same type and kind of material information as would have been required by those reports; and loss of certain rights to holders of restricted stock to resell those restricted shares under certain exemptions from the registration requirement of the Securities Act of 1933. The Company noted that its shares had already been removed from the NASDAQ National Market for failure to meet "price" requirements and was now in fact only quoted in the Pink Sheets. It also noted that it has not yet filed certain required Forms 10-Q and the Form 10-K for the year ended March 31, 1996. The Company said the decision to deregister was motivated by the desire to eliminate the substantial legal and accounting expense associated with filing the SEC reports.

       The Company also announced the previous resignations of Messrs. Donald Riley and Robert Harris as directors. The sole remaining director is Mr. Elroy
G. Roelke.  Mr.

Roelke is a Vice President of Renaissance Capital which is a holder of 15% of the Company's Common Stock. Michael McCourt, a Vice President of the Company, is acting as General Manager for its day to day operations.

       Mr. McCourt stated the Company's MicroPages(R), a new proprietary full text retrieval product has been recently licensed to a "Baby Bell" for use in that corporation's proprietary "Internet Yellow Page" site. In addition the Company continues to support its strategic partners Seiko Instruments, Eurotronics and Fuji Xerox with compression and linguistics technology.

       Mr. McCourt stated that while its trade accounts are basically current, that it is seeking to develop a restructuring plan to handle its other debt obligations totaling $3.2 million, all of which are in substantial default, and to raise additional capital for its MicroPages(R) business.

       No date has been set for an annual meeting of shareholders, normally held in August of each year, pending identification of new directors and development of a plan for restructuring the Company.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MICROLYTICS, INC.


October 25, 1996                             By: /s/ Elroy G. Roelke
                                                -----------------------------
                                                Elroy G. Roelke